Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated July 26, 2019, relating to the financial statements and financial highlights of PNC Balanced Allocation Fund, PNC Multi-Factor All Cap Fund, PNC Multi-Factor Large Cap Growth Fund, PNC Multi-Factor Small Cap Core Fund, PNC Multi-Factor Small Cap Growth Fund, PNC Multi-Factor Small Cap Value Fund, and PNC Small Cap Fund, each a series of PNC Funds, for the year ended May 31, 2019, and to the references to us under the headings "Financial Highlights" in  the  Prospectus/Proxy Statement, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

August 7, 2019